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                                                                       EXHIBIT 4

                   GLOBAL VACATION GROUP, INC. LOCK-UP LETTER

                                                                   June 12, 1998


SMITH BARNEY INC.
NATIONSBANC MONTGOMERY SECURITIES LLC
BANCAMERICA ROBERTSON STEPHENS
c/o SMITH BARNEY INC.
388 Greenwich Street
New York, NY  10013

Dear Sirs:

        The undersigned understands that you and certain other firms propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you and such other firms (the "Underwriters") of shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Global Vacation Group, Inc. (the "Company") and that the Underwriters propose to reoffer the Shares to the public.

        In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agree that without the prior written consent of Smith Barney Inc. the undersigned will not (and, except as may be disclosed in the Prospectus, will not announce or disclose any intention to) sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of the final Prospectus relating to the offering of the Shares to the public by the Underwriters. Prior to the expiration of such period, the undersigned will not announce or disclose any intention to do anything after the expiration of such period which the undersigned is prohibited, as provided in the preceding sentence, from doing during such period.

        Notwithstanding the foregoing, the undersigned may transfer any or all shares of Common Stock held by it (i) as a bona fide gift or gifts or (ii) as a distribution to limited partners or shareholders of such person; provided the transferee or transferees thereof agree(s) in writing as a condition precedent to such transfer to be bound by the terms hereof. The transferor shall notify Smith Barney, Inc. in writing prior to the transfer, and there shall be no further transfer of such shares except in accordance with this letter agreement. Moreover, notwithstanding any other provision of this letter agreement, the undersigned may exercise during the 180 day period described above any option to purchase shares of Common Stock,

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provided, however, that any shares so acquired shall be subject to the provisions of this letter agreement.

        The undersigned agrees that the provisions of this letter agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

        In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized to decline to make any transfer of securities of such transfer would constitute a violation or breach of this letter agreement.

        It is understood that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, you will release us from our obligations under this letter agreement.

                                            Very truly yours,

                                            THAYER EQUITY INVESTORS III, L.P.



                                            By:/s/ Carl J. Rickertsen
                                               ---------------------------------
                                            Name: Carl J. Rickertsen



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